For Immediate Release

September 14, 2000

Genzyme Contacts:                                       Diacrin Contact:
Elizabeth Heller (media)                                Thomas H. Fraser, Ph.D.
617-761-8419                                            President and CEO
Sally Curley (Genzyme General investors)                617-242-9100
617-591-7140
Kristen Nally (Genzyme Tissue Repair investors)
617-252-7815

Diacrin/Genzyme Joint Venture and FDA Agree to Maximize Product Efficacy Data in Ongoing NeuroCell(TM)-PD Blinded Phase 2 Clinical Trial


         CAMBRIDGE,  Mass. and  CHARLESTOWN,  Mass.-- Genzyme  General  (Nasdaq:
GENZ) and Diacrin Inc. (Nasdaq: DCRN) today announced that based on discussions with the U.S. Food and Drug Administration (FDA) and clinical investigators, they have collectively agreed to extend the blinded NeuroCell-PD phase 2 clinical trial for Parkinson's disease to 18 months from 12 months. The extension is intended to enable investigators to maximize the amount of long-term durability data for NeuroCell-PD, and to provide the best efficacy data for potential product approval. The unblinding of this pivotal trial data is expected to take place in March 2001.

          "We are committed to the NeuroCell program and are very excited about the potential of NeuroCell to benefit patients who suffer from the devastating symptoms of Parkinson's disease," said Henri Termeer, president and chief executive officer, Genzyme Corporation. "The decision by the joint venture, the FDA, and our clinical investigators to extend the trial illustrates a collective dedication to ensure the best data possible from the blinded phase 2 study. The joint venture is near completion in preparing for the confirmatory phase 3 study and will be ready to begin treating patients once the data is unblinded and a decision to move forward is made."

         Genzyme transferred its interest in the NeuroCell joint venture from Genzyme Tissue Repair (Nasdaq: GZTR) to Genzyme General in April 1999. A milestone payment, based on the initiation of a phase 3 clinical trial for NeuroCell, is part of the terms of the transfer agreement.

         To accommodate the extension of the pivotal phase 2 trial, Genzyme Corporation will propose to its Board of Directors an extension of the first milestone date for the NeuroCell program to June 30, 2001 from December 31, 2000. This will allow investigators time to complete and review the results of the phase 2 clinical trial. Genzyme expects that its Board of Directors will approve the milestone extension at its next regularly scheduled board meeting.

NeuroCell Clinical Trial Background

         Preparations for the phase 3 confirmatory trial are moving ahead. The FDA has reviewed the trial protocol and trial sites and investigators have been selected. To date, the joint venture has received five Institutional Review Board (IRB) approvals for the phase 3 trial protocol.

         In May 2000, final study results from a phase 1 clinical trial for NeuroCell-PD were presented and showed that all patients tolerated the treatment well and a group of patients continued to show improvement 36 months after surgery. No safety concerns related to treatment have been identified. Safety and efficacy data will continue to be collected on these patients for up to five years. Additionally, all patients enrolled in the study will be followed for safety in a life-long registry.

         In October 1999, the FDA granted NeuroCell-PD Fast Track designation, making the joint venture eligible to receive expedited review of an application for NeuroCell-PD product approval.

Background on NeuroCell Transfer

     In 1996, Genzyme and Diacrin, Inc. established Diacrin/Genzyme LLC, a joint venture to develop cell therapies for the treatment of Parkinson's and Huntington's diseases.

         In April 1999, Genzyme Tissue Repair transferred the 50 percent interest in the joint venture to Genzyme General based on a strategic decision to focus on products and devices in orthopedics and burn care. Genzyme General believes that NeuroCell-PD has shown early promise and is an excellent fit with its specialty therapeutics product pipeline.

         Under the terms of the transfer, Genzyme Tissue Repair received $25 million from Genzyme General in 1999, of which $5 million is non-refundable and $20 million is a pre-payment related to the achievement of two milestones.

         The two milestones are now: repayment of $20 million to Genzyme General if Diacrin/Genzyme LLC does not initiate a phase 3 clinical trial of NeuroCell-PD by December 31, 2000; repayment of $15 million to Genzyme General if the phase 3 clinical trial is initiated by December 31, 2000 but Diacrin/Genzyme LLC does not obtain FDA product approval of NeuroCell-PD prior to June 30, 2004. Genzyme expects its Board of Directors to extend the December 31, 2000 milestone to June 30, 2001 to accommodate the extension of the phase 2 trial.

         In addition to the advance cash payment already received, Genzyme Tissue Repair will receive royalties of three percent on sales of any products successfully developed and marketed by the joint venture.

     Diacrin is developing cell transplantation technology for treating human diseases that are characterized by cell dysfunction or cell death and for which current therapies are either inadequate or nonexistent. Products under development include: NeuroCell- PD for Parkinson's disease; porcine neural cells for stroke, focal epilepsy and intractable pain; porcine spinal cord cells for spinal cord injury; NeuroCell-HD(TM) for Huntington's disease; porcine liver cells for acute liver failure; human liver cells for cirrhosis; human muscle cells for cardiac disease; and porcine retinal pigment epithelial cells for macular degeneration. Diacrin is developing NeuroCell-PD and NeuroCell-HD in a joint venture with Genzyme Corporation.

         Genzyme Tissue Repair is a leading developer of biological products and devices for the treatment of orthopedic injuries such as cartilage damage, and severe burns.

         Genzyme General develops and markets therapeutic products and diagnostic products and services. Genzyme General has three therapeutic products on the market and a strong pipeline of products in development focused on the treatment of rare genetic disorders.

         Both Genzyme General and Genzyme Tissue Repair are divisions of the biotechnology company Genzyme Corporation and have their own common stocks intended to reflect their value and track their performance.

         This press release contains forward-looking statements, including statements about the expected timing of unblinding of trial data, plans to propose a milestone deadline extension to the Genzyme Board of Directors, the expected receipt and timing of approval of the milestone deadline extension by Genzyme's Board of Directors, the potential benefits and promise of NeuroCell-PD, the anticipated initiation of a phase 3 clinical trial, and potential royalties. Actual results may differ materially depending on many factors, including whether the joint venture decides to initiate a phase 3 clinical trial of NeuroCell-PD, the actual timing and content of a decision by Genzyme's Board of Directors concerning the milestone deadline, the enrollment rate for clinical trials, the actual timing and results of clinical trials, the ability to demonstrate long-term safety and efficacy of the NeuroCell(TM) products, the timing and content of submissions to and decisions by the FDA and other regulatory authorities, the ability of Diacrin/Genzyme LLC to manufacture sufficient quantities of product for clinical trials, the availability of reimbursement for products, the competitive environment for any products developed by Diacrin/Genzyme LLC, the continued funding of the joint venture by Genzyme and Diacrin, and the risks and uncertainties described in Exhibit 99.2 to Genzyme Corporation's Annual Report on Form 10-K for the year ended December 31, 1999, as amended and Diacrin's Annual Report on Form 10-K for the year ended December 31, 1999.